Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Committee, Board of Directors and Stockholders

Escalade, Incorporated

Evansville, Indiana

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 5, 2012, on our audit of the financial statements of Martin Yale International GmbH as of December 31, 2011, and December 31, 2010, and for each of the three years in the period ended December 31, 2011, which report is included in the Annual Report on Form 10-K of Escalade, Incorporated for the fiscal year ended December 31, 2011.

Heidelberg, Germany	/ s / FALK GmbH & Co KG
August 15, 2012